Sino Clean Energy, Inc. Begins Production at New 300,000-Ton Capacity Facility

Coal Water Mixture Production Reaches Total Capacity of 650,000 Metric Tons

BEIJING, November 13 /PRNewswire-Asia-FirstCall/ -- Sino Clean Energy, Inc. (OTC Bulletin Board: SCLX; "Sino Clean Energy," the "Company"), which produces and distributes coal-water mixture in the People's Republic of China ("PRC"), today announced that its new coal-water mixture (CWM) production facility located in Dongling District, Shenyang, has commenced operations on October 28, 2009.

The new CWM production facility has annual output capacity of 300,000 metric tons and expands the Company’s total annual production capacity to 650,000 metric tons. On October 28, under a three-year renewable supply agreement, the Company provided Haizhong Shenyang Heat Resource Co. Ltd. (“Haizhong”) with the first batch of CWM from the new production line. Under the terms of the supply agreement, CWM pricing will be adjusted quarterly based on current market prices for coal, which management projects will provide gross profit margin of approximately 36% to the Company. Haizhong is a supplier of centralized heating with an estimated annual demand of 500,000 metric tons of CWM.

"Based on the growing market demand for our coal water mixture supported by the government’s effort to reduce carbon dioxide emission and increase energy yields, we are optimistic that our increased capacity will be rapidly absorbed by the Chinese energy market. The Shenyang facility will be an integral part of our growth for 2010 in our efforts to meet our revenue and net income targets,” stated Baowen Ren, Chairman of Sino Clean Energy. “We expect the additional production capacity to make an immediate impact based on projections of approximately $7.3 million and $2.7 million in revenues and gross profit, respectively, to be contributed by the new production line in 2009.”

Sino Clean Energy currently serves 35 customers under CWM supply agreements totaling approximately 559,000 metric tons per year. It is negotiating with 13 potential customers for supply agreements which could represent up to 333,000 metric tons of CWM.

About Sino Clean Energy

Sino Clean Energy is a U.S. publicly traded company and a China-based producer and distributor of coal-water mixture ("CWM"). Based in Shaanxi Province, Sino Clean Energy is the largest CWM producer in Northwestern China with 650,000 metric tons of total annual capacity. For more information about Sino Clean Energy, please visit http://www.sinocei.net/ ..

Safe Harbor Statement

This press release contains certain "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to uncertainties in product demand, the impact of competitive products and pricing, our ability to obtain regulatory approvals, changing economic conditions around the world, release and sales of new products and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information please contact:

Company:

Ben Z. Fang
Advisor to the Chairman and CEO
Tel:   +1-212-521-3884
Fax:   +1-212-521-3888
Email: bfang@axiomcapital.com

Ming Lee
Assistant to the Chairman
Tel:   +86-29-8406-7376 (China)
Email: marin_lm@163.com

Investor Relations:

HC International, Inc.
Ted Haberfield, Executive VP
Tel:  +1-760-755-2716
Email: thaberfield@hcinternational.net
Web:  http://www.hcinternational.net